Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-282571 and 333-283902) of Axil Brands, Inc. of our report dated August 21, 2025 on the consolidated financial statements of AXIL Brands, Inc., as of May 31, 2025 and 2024 and for each of the two years in the period ended May 31, 2025.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

August 21, 2025